Exhibit 99.1

Tesla Vehicle Production & Deliveries and Date for Financial Results & Webcast for Fourth Quarter 2023

In the fourth quarter, we produced approximately 495,000 vehicles and delivered over 484,000 vehicles. In 2023, vehicle deliveries grew 38% YoY to 1.81 million while production grew 35% YoY to 1.85 million. Thank you to all of our customers, employees, suppliers, shareholders and supporters who helped us achieve a great 2023.

Q4 2023

	Production	Deliveries	Subject to operating lease accounting
Model 3/Y	476,777	461,538	2%
Other Models	18,212	22,969	3%
Total	494,989	484,507	2%

2023

	Production	Deliveries
Model 3/Y	1,775,159	1,739,707
Other Models	70,826	68,874
Total	1,845,985	1,808,581

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Tesla will post its financial results for the fourth quarter of 2023 after market close on Wednesday, January 24, 2024. At that time, Tesla will issue a brief advisory containing a link to the Q4 and full year 2023 update, which will be available on Tesla’s Investor Relations website. Tesla management will hold a live question and answer webcast that day at 4:30 p.m. Central Time (5:30 p.m. Eastern Time) to discuss the Company’s financial and business results and outlook.

What: Date of Tesla Q4 2023 Financial Results and Q&A Webcast
When: Wednesday, January 24, 2024
Time: 4:30 p.m. Central Time / 5:30 p.m. Eastern Time
Q4 & FY 2023 Update: https://ir.tesla.com
Webcast: https://ir.tesla.com (live and replay)

Approximately two hours after the Q&A session, an archived version of the webcast will be available on the Company’s website.

For additional information, please visit https://ir.tesla.com.

Investor Relations Contact:

ir@tesla.com

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Our net income and cash flow results will be announced along with the rest of our financial performance when we announce Q4 and full year 2023 earnings. Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.